UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

April 23, 2009

El Paso Electric Company

(Exact name of registrant as specified in its charter)

Texas	0-296	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas		79901
(Address of principal executive offices)		(Zip Code)

(915) 543-5711

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

El Paso Electric Company has implemented two corporate governance reforms in response to the views of its large shareholders and following discussions with the major proxy voting advisory services. In 2007 and 2008, the Company incurred $3,000 and $15,100, respectively, in legal fees to a large law firm for a review of the Company’s directors’ and officers’ insurance coverage. A director of the Company who is also a member of the Compensation Committee of the Board is a partner of the law firm. As a result, the director received a significant “withhold” vote at the 2008 Annual Meeting of Shareholders. The Company believes that the policies of the major proxy advisory services and many institutional shareholders may lead to “withhold” votes for other directors at the upcoming 2009 Annual Meeting if the partner/director continues to serve on the Board’s Compensation Committee. The Company and the Board believe that this would be unfair to the affected nominees and not in the best interest of all shareholders, in particular because the law firm has not performed any other services for the Company since the withhold vote at the 2008 Annual Meeting. Accordingly, on April 23, 2009, the Board accepted the resignation of the partner/director from the Compensation Committee of the Board of Directors and adopted a policy that prohibits the Company from receiving legal services from any law firm if a member of that firm is also a director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Paso Electric Company

Dated: April 23, 2009	By:	/s/ GARY D. SANDERS
		Name:	Gary D. Sanders
		Title:	Senior Vice President and General Counsel

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